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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:


Name:  IQ TAX ADVANTAGED DIVIDEND INCOME FUND INC.

Address of Principal Business Office (No. & Street, City, State Zip Code)

                     c/o THE CORPORATION TRUST INCORPORATED
                             300 EAST LOMBARD STREET
                            BALTIMORE, MARYLAND 21202

Telephone Number (including area code)

                                 (609) 282-2021

Name and address of agent for service of process:

                       THE CORPORATION TRUST INCORPORATED
                             300 EAST LOMBARD STREET
                            BALTIMORE, MARYLAND 21202

                                   Copies to:


       PHILLIP S. GILLESPIE                             MARGERY K. NEALE, ESQ.
 FIRST VICE PRESIDENT AND COUNSEL                       SHEARMAN & STERLING LLP
    IQ INVESTMENT ADVISORS LLC                           599 LEXINGTON AVENUE
      800 SCUDDERS MILL ROAD                            NEW YORK, NY 10022-6069
       PLAINSBORO, NJ 08536





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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of form N-8A:

                          YES  [X]            NO  [ ]




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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the State of New York on the 9th day of April 2004.




                                     IQ TAX ADVANTAGED DIVIDEND INCOME FUND INC.


                                     By:  /s/ Mitchell M. Cox
                                          --------------------------
                                          MITCHELL M. COX
                                          SOLE DIRECTOR





ATTEST:   /S/ PHILLIP S. GILLESPIE
          --------------------------------
          PHILLIP S. GILLESPIE
          SECRETARY